EXHIBIT 5.1

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, Massachusetts 02111

August 5, 2005

Alloy, Inc.

Board of Directors

151 West 26th Street, 11th Floor

New York, New York 10001

Ladies and Gentlemen:

We have acted as counsel to Alloy, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Post-Effective Amendment on Form S-3 to that certain Registration Statement on Form S-1 filed with the Securities and Exchange Commission (the “Commission”) on July 1, 2004, Registration No. 333-117046 (the “Registration Statement”), with respect to the resale by the selling securityholders named therein (the “Selling Securityholders”) of 1,250,001 shares (the “Shares”) of the Company’s common stock, par value $.01 per share (the “Common Stock”), $47,100,000 aggregate principal amount of the Company’s 5.375% Convertible Senior Debentures due 2023 (the “Debentures”), and 5,623,882 shares of Common Stock issuable upon conversion of the Debentures (the “Conversion Shares”). The Debentures have been issued pursuant to the Indenture dated as of July 23, 2003 (the “Indenture”), between the Company and Deutsche Bank Trust Company Americas, as trustee, (the “Trustee”). The Shares, Debentures and Conversion Shares are collectively referred to herein as the “Securities.”

In connection with this opinion, we have relied as to matters of fact material to this opinion letter, to the extent we have deemed such reliance appropriate, without investigation, upon certificates and other communications from the Selling Securityholders, public officials and others, and upon affidavits, certificates and written statements of directors, officers and employees of, and the accountants for, the Company. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such instruments, documents and records as we have deemed relevant and necessary to examine for the purpose of this opinion, including (i) the Registration Statement; (ii) the Indenture, (iii) a form of global note representing the Debentures, (iv) a specimen certificate representing the Shares; (v) the Certificate of Incorporation of the Company, as presently in effect; (vi) the By-Laws of the Company, as presently in effect; and (vii) certain resolutions of the Board of Directors of the Company relating to the issuance and sale of the Securities, and related matters. Further, in rendering our opinion, we have assumed that any certificates issued (or to be issued) representing the Securities have been (or will be) duly and manually signed and registered by the Company’s transfer agent, and will conform to the specimens thereof examined by us.

In connection with this opinion, we have assumed the legal capacity of all natural persons, the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the due authority of the parties signing such documents, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies. In making our examination of documents executed or to be executed by parties other than the Company, we have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof.

We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws, or as to any matters of municipal law or the laws of any local agencies within any state. No opinion is expressed herein with respect to the qualification of the Securities under the securities or blue sky laws of any state or any foreign jurisdiction.

Based upon and subject to the foregoing, and the other matters set forth herein, it is our opinion that:

1. The Shares have been duly authorized and validly issued, and are fully paid and non-assessable.

2. The Indenture has been duly authorized by all necessary corporate action of the Company, and the Indenture has been duly executed and delivered by the Company and is the legally valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

3. The Debentures have been duly authorized by all necessary corporate action of the Company and constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

4. The Conversion Shares have been duly authorized and reserved for issuance upon conversion of the Debentures, and the Conversion Shares, if any, issued upon due conversion of the Debentures in accordance with the terms of the Debentures and the Indenture (assuming the Debentures were duly convertible on the date hereof), would, if issued and delivered today, be validly issued, fully paid and non-assessable.

The opinions rendered in paragraphs 2 and 3 above relating to the enforceability of the Indenture and Debentures, respectively, are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer and conveyance, reorganization, moratorium or other similar laws (including judicially developed doctrines with regard to such laws) relating to or affecting the rights and remedies of creditors generally; (ii) the effects of general principles of equity, whether applied by a court of law or equity (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefore may be brought; (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; (iv) we express no opinion concerning the enforceability of the waiver of rights or defenses contained in Section 6.7 of the Indenture; and (v) the enforceability of any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy.

In addition, we have not been requested to express, and with your knowledge and consent, do not render any opinion as to the applicability to the obligations of the Company under the Indenture and the Debentures of Section 548 of the United States Bankruptcy Code or applicable state law (including, without limitation, Article 10 of the New York Debtor and Creditor Law) relating to fraudulent transfers and obligations.

The foregoing opinion is rendered as of the date hereof. We assume no obligation to update such opinion to reflect any facts or circumstances which may hereafter come to our attention or changes in the law which may hereafter occur. We hereby consent to (i) the reference to this firm under the under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement and (ii) the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

(Signed) MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C.